Phillips 66 Partners Reports Second-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Second-Quarter Earnings

Highlights

•	Acquired the remaining 75 percent interest in Phillips 66’s Sweeny NGL fractionator and associated storage caverns, along with the Standish Pipeline

•	Issued 12.65 million units of public equity in May for net proceeds of $656 million

•	Increased quarterly distribution by 5 percent to $0.505 per common unit

HOUSTON, July 29, 2016 – Phillips 66 Partners LP (NYSE: PSXP) announces second-quarter 2016 earnings of $67.5 million, or $0.51 per common unit. Cash from operations was $94.6 million, distributable cash flow was $84.4 million and adjusted earnings before interest, income taxes, depreciation and amortization (adjusted EBITDA) were $97.3 million.

“Consistent with our commitment to strategic growth, we completed a $775 million acquisition and issued public equity this quarter,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “We operated well across our portfolio, and continued to increase our quarterly distribution in line with our commitment to a five-year distribution CAGR of 30 percent through 2018.”

On July 20, 2016, the general partner’s board of directors declared a second-quarter 2016 cash distribution of $0.505 per common unit. This distribution represents a 5 percent increase compared with the first-quarter 2016 distribution of $0.481 per common unit. PSXP has increased its distribution every quarter since its inception with a compound annual growth rate of 37 percent.

Phillips 66 Partners Reports Second-Quarter Earnings

Financial Results

	Millions of Dollars
	Q2 2016		Q1 2016
	Consolidated	Adjusted*	Consolidated	Adjusted*

Total Revenues and Other Income	$140.4	138.8	126.2	103.3
Total Costs	66.8	66.6	61.3	47.8
*The “Adjusted” column adjusts the consolidated amounts to exclude “predecessor” results prior to the acquisition effective date.

Phillips 66 Partners’ total revenues and other income for the second quarter of 2016 were $140 million, compared with $126 million in the first quarter. After excluding the results of acquired businesses prior to their acquisition dates, adjusted total revenues and other income for the second quarter were $139 million, compared with $103 million in the first quarter. These increases were primarily due to the March 1, 2016, acquisition of a 25 percent interest in the Sweeny Fractionator and associated Clemens Caverns, as well as the May 10, 2016, acquisition of the remaining 75 percent interest in those assets along with the Standish Pipeline. The increase also reflects higher pipeline and terminaling volumes across the portfolio.

Total costs for the second quarter of 2016 were $67 million, compared with $61 million in the first quarter. After excluding the results of acquired businesses prior to their acquisition dates, adjusted total costs were $19 million higher than the first quarter of 2016. This increase was primarily due to the acquisitions described above, along with higher planned maintenance activities.

Liquidity, Capital Expenditures and Investments

As of June 30, 2016, total debt outstanding was $1.3 billion. The Partnership had $35.7 million in cash and cash equivalents and $460 million was available under its $500 million revolving credit facility.

In May 2016, Phillips 66 Partners completed the public offering of 12,650,000 common units representing limited partner interests. Net proceeds of $656 million from the offering were utilized to repay debt assumed as part of the May 10 acquisition.

Also in May 2016, Phillips 66 Partners initiated an “at-the-market” unit issuance program (ATM), authorizing the continuous issuance of up to $250 million of common units. During the second quarter, 262,858 common units were issued under the program, generating net proceeds of $14 million. Proceeds from the ATM are used for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

The Partnership’s total capital spending for the quarter was $71.0 million, which included $10.1 million attributable to businesses prior to their acquisition date and $3.0 million of maintenance capital. Expansion capital spending totaled $57.9 million in the second quarter, reflecting continued investment in the Bakken joint ventures, capacity expansion in the Sand Hills NGL pipeline joint venture and ongoing development of the Clemens Caverns.

Phillips 66 Partners Reports Second-Quarter Earnings

Acquisition Details

On May 10, 2016, Phillips 66 Partners acquired the remaining 75 percent interest in the Sweeny Fractionator and Clemens Caverns, along with the Standish product pipeline, for total consideration of $775 million.

The acquired assets include:

•	Sweeny Fractionator. A newly constructed 100,000 barrels per day NGL fractionator located within Phillips 66's Sweeny refinery complex in Old Ocean, Texas.

•	Clemens Caverns. A newly constructed underground salt dome NGL storage facility located near Brazoria, Texas.

•	Standish Pipeline. A 92-mile refined petroleum product pipeline extending from Phillips 66’s refinery in Ponca City, Oklahoma, to our terminal in Wichita, Kansas.

Phillips 66 Partners previously entered into 10-year fractionation and storage agreements with Phillips 66 associated with the Sweeny Fractionator and Clemens Caverns that include minimum volume commitments.

Strategic Update

On July 25, 2016, Phillips 66 Partners announced an agreement to increase its equity investment in Explorer Pipeline Company (Explorer) by 2.5 percent. The acquisition will bring the Partnership’s total interest in Explorer to approximately 22 percent. The additional ownership is expected to be immediately accretive to unitholders and funded with cash and borrowings under the Partnership’s revolving credit facility.

The Partnership continues to make progress on its organic growth projects. The Bayou Bridge Pipeline, LLC joint venture, in which the Partnership holds a 40 percent interest, began operations on the segment of its pipeline from Nederland, Texas, to Lake Charles, Louisiana, in April. Development continues on the section from Lake Charles to St. James, Louisiana, with commercial operations for this segment expected to begin in the second half of 2017.

The Sacagawea Pipeline is expected to start up in the third quarter of 2016. The pipeline, located in the Bakken region in North Dakota, is being developed through a 50 percent-owned joint venture. The Sacagawea Pipeline is 88 percent-owned by the pipeline joint venture.

Investor Webcast

Members of Phillips 66 Partners’ executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s second-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

Phillips 66 Partners Reports Second-Quarter Earnings

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” and “distributable cash flow.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References in the release to earnings refer to net income attributable to the Partnership. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Second-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q2 2016	Q1 2016*
Selected Income Statement Data
Total revenues and other income	$140.4	126.2
Net income	73.2	64.7
Net income attributable to the Partnership	67.5	52.3

Adjusted EBITDA	97.3	73.8
Distributable cash flow	84.4	64.1

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.51	0.44

Selected Balance Sheet Data
Cash and cash equivalents	$35.7	20.1
Equity investments	1,007.8	967.1
Total assets	2,772.7	2,700.8
Total debt	1,343.1	2,046.6

Total Equity
Equity held by public
Common units	$1,483.7	808.5
Equity held by Phillips 66
Common units	465.0	301.5
General partner	(605.1)	(646.8)
Noncontrolling interests	—	120.2
Accumulated other comprehensive loss	(0.8)	(0.8)
Total Equity	$1,342.8	582.6
* Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.

Phillips 66 Partners Reports Second-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q2 2016	Q1 2016*
Revenues
Operating revenues—related parties	$108.1	99.2
Operating revenues—third parties	2.1	2.0
Equity in earnings of affiliates	29.9	24.8
Other income	0.3	0.2
Total revenues and other income	$140.4	126.2

Costs and Expenses
Operating and maintenance expenses	27.9	23.0
Depreciation	14.5	13.9
General and administrative expenses	7.8	9.0
Taxes other than income taxes	5.6	5.5
Interest and debt expense	11.0	9.9
Total costs and expenses	$66.8	61.3
Income before income taxes	73.6	64.9
Provision for income taxes	0.4	0.2
Net Income	$73.2	64.7
Less: Net income attributable to Predecessors	5.7	12.4
Net income attributable to the Partnership	$67.5	52.3
* Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.

Phillips 66 Partners Reports Second-Quarter Earnings

Selected Operating Data
	Thousands of Barrels Daily
	Q2 2016	Q1 2016
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly-Owned Pipelines
Crude oil	287	281
Refined products*	622	570
Total	909	851

Select Joint Venture Pipelines(2)
Natural gas liquids	346	306

Terminals
Terminaling throughput and storage volumes(3)
Crude oil(4)	559	502
Refined products	450	427
Total	1,009	929
* Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.
(1) Represents the sum of volumes transported through each separately tariffed pipeline system.
(2) Total post-acquisition pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Terminaling throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q2 2016	Q1 2016
Revenue
Average pipeline revenue†*	$0.49	0.50
Average terminaling and storage revenue	0.38	0.40
† Excludes average pipeline revenue per barrel from equity affiliates. * Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.

Capital Expenditures and Investments
	Millions of Dollars
	Q2 2016	Q1 2016
Partnership Capital Expenditures and Investments
Expansion	$57.9	31.6
Maintenance	3.0	1.2
Total Partnership	$60.9	32.8

Predecessors*	10.1	12.4
Total Consolidated	$71.0	45.2
*Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.

Phillips 66 Partners Reports Second-Quarter Earnings

Cash Distributions
	Millions of Dollars
	Q2 2016	Q1 2016
Cash Distributions*
Common units—public	$18.7	11.6
Common units—Phillips 66	30.4	28.3
General partner—Phillips 66	20.7	15.7
Total	$69.8	55.6
*Cash distributions declared attributable to the indicated periods.

Cash Distribution Per Unit (Dollars)	$0.5050	0.4810

Coverage Ratio*	1.21x	1.15x
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q2 2016	Q1 2016*
Reconciliation to Net Income
Net Income	$73.2	64.7
Plus:
Depreciation	14.5	13.9
Net interest expense	10.9	9.7
Provision for income taxes	0.4	0.2
EBITDA	$99.0	88.5
Distributions in excess of equity earnings	2.2	4.1
Expenses indemnified or prefunded by Phillips 66	3.9	0.1
Transaction costs associated with acquisitions	0.7	1.0
EBITDA attributable to Predecessors	(8.5)	(19.9)
Adjusted EBITDA	$97.3	73.8
Plus:
Deferred revenue impacts**	1.3	1.4
Less:
Net interest	10.9	9.9
Income taxes paid	0.3	—
Maintenance capital expenditures	3.0	1.2
Distributable Cash Flow	$84.4	64.1
*Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control. **Difference between cash receipts and revenue recognition.

Phillips 66 Partners Reports Second-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q2 2016	Q1 2016*
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$94.6	71.4
Plus:
Net interest expense	10.9	9.7
Provision for income taxes	0.4	0.2
Changes in working capital	(1.8)	14.4
Undistributed equity earnings	1.7	(0.6)
Accrued environmental costs	0.1	—
Other**	(6.9)	(6.6)
EBITDA	$99.0	88.5
Distributions in excess of equity earnings	2.2	4.1
Expenses indemnified or prefunded by Phillips 66	3.9	0.1
Transaction costs associated with acquisitions	0.7	1.0
EBITDA attributable to Predecessors	(8.5)	(19.9)
Adjusted EBITDA	$97.3	73.8
Plus:
Deferred revenue impacts†	1.3	1.4
Less:
Net interest	10.9	9.9
Income taxes paid	0.3	—
Maintenance capital expenditures	3.0	1.2
Distributable Cash Flow	$84.4	64.1
* Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.
**Primarily deferred revenue.
 † Difference between cash receipts and revenue recognition.